UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     January 14, 2008

VOIS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33035	95-4855709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Corporate Boulevard, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	561-948-4193

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.
Item 8.01 Other Events.

Private Placement of Common Stock

In January 2008 VOIS Inc. sold an aggregate of 543,043 shares of our common stock to six accredited investors at an offering price of $1.75 per share in a private placement exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Rule 506 of Regulation D and Section 4(2) of that act. We received gross proceeds of $950,325. We paid Capital Group Financial, LLC, a FINRA member firm which acted as placement agent for us in the offering, a cash commission of $95,033 and issued the firm or its designees five year common stock purchase warrants to purchase 53,304 shares of our common stock exercisable at $2.00 per share as compensation for their services. The warrants contain a cashless exercise provision. We are using a portion of the net proceeds of the offering to satisfy obligations totaling approximately $328,000 due to two former directors and other third parties and we are using the balance for general working capital.

We agreed to file a registration statement with the Securities and Exchange Commission covering the shares of our common stock sold in the offering, together with the shares issuable upon exercise of the warrants granted to the placement agent, within 90 days of closing date which, upon effectiveness, will permit the Shares to be publicly resold. We will be subject to penalties if the registration statement is not declared effective within 180 days of closing date.

Exchange of Debt for Equity

At December 31, 2007, we owed an aggregate of approximately $968,000, including $565,000 of principal and approximately $403,000 of interest and penalties, to a number of note holders under the terms of promissory notes which were due between March 2004 and August 2005. Included in that amount was approximately $38,000 due Universal Funding, a company owned by Messrs. Gary Schultheis and Herbert Tabin, currently executive officers and directors of our company. These notes were issued before our February 2007 acquisition of assets from Vois Networking, Inc. from Messrs. Schultheis and Tabin and their subsequent election as executive officers and directors of our company. At the time we borrowed the funds from Universal Funding, Messrs. Schultheis and Tabin were not affiliates of our company. While none of the notes are secured, each provided for default interest.

Between January 14, 2008 and January 16, 2008 17 individuals and entities which were the holders of $420,000 principal amount of notes agreed to accept shares of our common stock in exchange for such indebtedness, including $326,196 in accrued but unpaid interest, at an exchange rate of $3.00 per share which resulted in the issuance of 248,994 shares of our common stock valued at $809,231. As part of the debt exchange, Universal Funding exchanged $25,000 of principal and $12,917 of accrued interest for 12,639 shares of our common stock in full satisfaction amounts owed it. The recipients agreed not to sell or dispose of those shares in any transaction for a one year period. The recipients were accredited or otherwise sophisticated investors who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities. The recipients had access to business and financial information concerning our company. The securities were issued in reliance on an exemption from registration provided by Section 3(a)(9) of the Securities Act.

Messrs. Edward Spindel and Michael Spindel, the holders of the remaining $145,000 principal amount notes, have elected not to participate in the aforedescribed exchange and those notes remain past due. Those notes were issued between December 2002 and February 2003 at the time they were members of our Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOIS, INC.

Date: February 5, 2008	By: /s/ Gary Schultheis
Gary Schultheis, Chief Executive Officer and President